Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

enCore Energy Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Other	Units, each consisting of one Common Share, no par value, and one-half of one Warrant (2)	457	(o)	(1)	$(1)	$25,804,684	0.00011020	$2,843.68
Fees to Be Paid	Equity	Common Shares, no par value, included as part of the Units(2)	457	(g)	—	—	—	—		(3)
Fees to Be Paid	Equity	Warrants included as part of the Units(2)	457	(g)	—	—	—	—		(3)
	Total Offering Amounts						$25,804,684		$2,843.68
	Total Fees Previously Paid								$2,052.75	(4)
	Net Fee Due								$790.93

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) and based upon a proposed maximum offering price of C$34,500,862.50 at an exchange rate of C$1.3370 per US$1.00, as reported by the Bank of Canada on January 24, 2023.

(2)	Each Unit consists of one Common Share and one-half of one Warrant. Each Warrant is exercisable to acquire one Common Share.

(3)	No fee pursuant to Rule 457(g).

(4)	A registration fee of $2,052.75 has previously been paid in connection with the initial filing of the Registration Statement, filed with the Securities and Exchange Commission on January 24, 2023.